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PERLEY-ROBERTSON, HILL & McDOUGALL

Lawyers/Patent & Trade-Mark Agents
Avocats/Agents de brevets cr de marquas de commerce




November 29, 1999

E-Cruiter.com Inc.
360 Albert Street, Suite 1510
Ottawa, ON   K1R 7X7

Dear Sirs:

We have acted as counsel to E-Cruiter.com Inc. (the "Company"), a corporation organized under the laws of Canada, in connection with the preparation of a registration statement on Form F-1, File No. 333-87537 (as the same may be amended, the "Registration Statement") relating to the offer and sale of 2,450,000 shares (the "Shares") of common stock of the Company, par value $6.00 per share (the "Common Shares).

We have examined originals or copies (certified or otherwise identified to our satisfaction) of the Restated Certificate of Incorporation and Restated Articles of Incorporation, a copy of which has been filed as an exhibit to the Registration Statement, the By-laws of the Company, the Registration Statement, all resolutions adopted by the Company's Board of Directors (the "Board"), consents of the Board and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed. We have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

The opinion expressed herein assumes:

1. the conversion, prior to the time on which the Registration Statement is declared effective, of all classes of shares of the Company into one class of Common Shares on a reverse share split basis of 0.216932 to 1; and




90 rue Sparks Street, Ottawa, Ontario, Canada K1P 1E2
Tel.: (613) 238-2022, Fax: (613) 238-8775
1 800 268-8292, Internet: http://www.perlaw.ca








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PERLEY-ROBERTSON, HILL & McDOUGALL
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2.       the conversion, prior to the time on which the  Registration Statement is declared effective, of all outstanding convertible promissory notes of the Company into Common Shares.

We give no opinion as to the application of the laws of any jurisdiction other than the province of Ontario.

Based on the foregoing and subject to the assumptions and qualifications stated herein, we are of the opinion that:

1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued and paid for as provided in the Registration Statement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are provided solely for the benefit of the addressee in connection with the Registration Statement described above. This opinion letter may not be relied upon by or disclosed (other than as required by applicable law) to anyone else or used for any other purpose, without our prior written consent.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.



Yours very truly,



/s/ Perley-Robertson, Hill & McDougall